Atlantica Seafoods Company, Inc. S-1/A

EXHIBIT 23.1

April 22, 2015

To the Board of Directors and Stockholders of

 Atlantica Seafoods Company, Inc. and Subsidiary

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 Amendment No. 1 (No. 333-201757) of our report dated January 28, 2015, relating to the consolidated financial statements of Atlantica Seafoods Company, Inc. and Subsidiary, (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the Company’s ability to continue as a going concern) for the period April 29, 2014 (Date of Inception) thru June 30, 2014, which are contained in that Prospectus, which is contained in Part II of this Registration Statement on Form S-1 Amendment No. 1 (No. 333-201757).

We also consent to the reference to us under the caption “Experts” in the Prospectus.

HARTLEY MOORE ACCOUNTANCY CORPORATION

April 22, 2015

Irvine, CA